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                                                                   Exhibit 10.20

DRAFT ONE 3/24/2003

EXHIBIT 10.20 Split Dollar Agreement between TeamBank, N.A. and Robert J. Weatherbie dated January 25, 2002

                                 TEAMBANK, N.A.
                             SPLIT DOLLAR AGREEMENT

     THIS AGREEMENT, effective January 25, 2002 (the "Effective Date"), is made by and between TeamBank, N.A., a nationally-chartered commercial bank with its principal office located in Paola, Kansas (the "Company"), and TeamBank, N.A. as Trustee (the "Trustee") of the Robert J. Weatherbie Irrevocable Trust, dated January 18, 2002 (the "Trust"), an irrevocable trust established by Robert J. Weatherbie (the "Executive"), a key officer employed by the Company.

                                  INTRODUCTION

     WHEREAS, the Executive has contributed substantially to the success and profitability of the Company and it is expected that the Executive will continue to contribute substantially to the success and profitability of the Company;

     WHEREAS, as a result of these contributions and to ensure that the Executive maintains his relationship with the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay for the life insurance premiums from its general assets; and,

     WHEREAS, in order to encourage the Executive to continue his relationship with the Company, to remain a employed by the Company, and to continue as a member of the Company's Board of Directors, the Company agrees to provide the aforementioned benefit to the Executive as a current benefit that will continue beyond the date the Executive's service to the Company ends;

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Trust hereby agree as follows:

                                    ARTICLE 1
                               GENERAL DEFINITIONS

     The following terms shall have the meanings specified:

     1.1    "CHANGE OF Control" means:

            (a) a change in the ownership of the capital stock of the Company or Team Financial, Inc. (the "Holding Company"), whereby a corporation, person, or group acting

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     in concert (hereinafter this Agreement shall collectively refer to any combination of these three [a corporation, person, or group acting in concert] as a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or Holding Company which constitutes fifty percent (50%) or more of the combined voting power of the Company's or Holding Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

            (b) the persons who were members of the Board of Directors of the Company or Holding Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

            (c) the adoption by the Board of Directors of the Company or of the Holding Company of a merger, consolidation or reorganization plan involving the Company or Holding Company in which the Company or the Holding Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company or Holding Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or Holding Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or Holding Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company or Holding Company immediately prior to such acquisition or acquisitions; or

            (d) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) either fifty percent (50%) or more of the Company's or Holding Company's outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company's or Holding Company's then outstanding capital stock (other than an offer made by the Company or the Holding Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

            (e) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this subsection (1.1).

                    1.1.1 "PERMITTED TRANSFERS" means that a Shareholder, as hereinafter defined in Section 1.13, may make the following transfers and such transfers shall be deemed not to be a Change of Control under Section 1.1:

            (a) To any trust created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;

            (b)     To any individual or entity by bona fide gift;

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            (c)     To any spouse or former spouse pursuant to the terms of a
                    decree of divorce;

            (d) To any officer or employee of the Company pursuant to any incentive stock option plan established by the Shareholders;

            (e)     To any family member of the transferring Shareholder; or

            (f) after receipt of any necessary regulatory approvals, to any company or partnership a majority of the stock or interests of which company or partnership are owned by any of the Shareholders.

     1.2    "DEATH PROCEEDS" means the total death proceeds of the Policy.

     1.3 "DEFERRED COMPENSATION AGREEMENT": means the agreement, attached as Exhibit A, by and between the Executive and the Company, which is hereby made part of this Agreement.

     1.4 "DEFERRED COMPENSATION PAYMENTS": means the sum of all payments, if any, made by the Company to the Executive pursuant to the Deferred Compensation Agreement.

     1.5 "INSURER" means each of the following: Jefferson Pilot Financial Insurance Company, Jefferson Pilot Life Insurance Company, and West Coast Life Insurance Company.

     1.6    "INSURED" means the Executive.

     1.7 "NET DEATH PROCEEDS": means an amount equal to the Death Proceeds minus the cash surrender value of the Policy on the date of the Insured's death.

     1.8 "NORMAL RETIREMENT DATE" means the date of the Executive's sixty-fifth (65th) birthday, or his earlier termination of service due to a disability.

     1.9 "POLICY" means each of the following: insurance policy number AH5188013 issued by Jefferson Pilot Financial Insurance Company, insurance policy number JP5188012 issued by Jefferson Pilot Life Insurance Company, and insurance policy number ZUA386074 issued by West Coast Life Insurance Company.

     1.10 "PLAN YEAR" means the twelve (12) consecutive month period ending on December 31st of each calendar year, except the period for the initial Plan Year shall be the period between the Effective Date until December 31, 2002.

     1.11 "SALARY CONTINUATION AGREEMENT": means the agreement, attached as Exhibit B, by and between the Executive and the Company, which is hereby made part of this Agreement.

     1.12 "SALARY CONTINUATION PAYMENTS": means the sum of all payments, if any, made by the Company to the Executive pursuant to the Salary Continuation Agreement.

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     1.13   "SHAREHOLDER" means the existing owners of all issued and
outstanding stock of the Company and Holding Company as of the date this Agreement is signed.

     1.14 "TERMINATION OF EMPLOYMENT" means that the Executive ceases to be employed by the Company for any reason other than by reason of the Executive's or a leave of absence that is approved by the Company.

     1.15 "TOTAL BENEFIT PLAN PAYMENTS" means the sum of Deferred Compensation Payments and Salary Continuation Payments.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

     2.1 COMPANY OWNERSHIP. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of that portion of the Death Proceeds equal to the greater of: (i) the sum of the cash surrender value of each Policy on the date of the Insured's death plus an amount equal to the excess of the Net Death Proceeds over the Executive's Interest in each Policy set forth in Section 2.2 below; or (ii) the aggregate Premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer.

     2.2 TRUST'S INTEREST. The Trust shall have the right to designate the beneficiary of one hundred percent (100%) of the following amounts:

            (a) For the Policy number AH5188013 issued by Jefferson Pilot Financial Insurance Company an amount equal to Three Hundred Seventy Thousand Three Hundred Seventy Two and 25/100 Dollars ($370,372.25) less 25.00% of Total Benefit Plan Payments.

            (b) For the Policy number JP5188012 issued by Jefferson Pilot Life Insurance Company an amount equal to Seven Hundred Forty Thousand Seven Hundred Forty Four and 00/100 Dollars ($740,744.50) less 50.00% of Total Benefit Plan Payments.

            (c) For the Policy number ZUA386074 issued by West Coast Life Insurance Company an amount equal to Three Hundred Seventy Thousand Three Hundred Seventy Two and 25/100 Dollars ($370,372.25) less 25.00% of Total Benefit Plan Payments.

The Trust, as to its share of the Death Proceeds, shall have the right to elect and change settlement options that may be permitted. Provided, however, the Company and the Trust agree that the Trust shall have no rights or interests in the Policy with respect to that portion of the

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Death Proceeds designated in this Section 2.2 upon the Executive's Termination of Employment prior to the Normal Retirement Date for reasons other than death. Should Termination of Employment not occur prior to the Normal Retirement Date, the Trust shall maintain all of the powers and interests described in this
Section 2.2 until the death of the Executive, unless a written agreement between the Trust and the Company provides otherwise.

     2.3 OPTION TO PURCHASE. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Trust or the Trust's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

     2.4 COMPARABLE COVERAGE. Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Trust's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

     2.5 CHANGE OF CONTROL. Upon Change of Control, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Trust's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, unless a written agreement between the Trust and the Company provides otherwise.

                                    ARTICLE 3
                                    PREMIUMS

     3.1 PREMIUM PAYMENT. The Company shall pay any premiums due on the Policy.

     3.2 ECONOMIC BENEFIT. The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Trust, as determined in accordance with applicable Internal Revenue Service rules and regulations. The Company shall notify the Trust and the Executive of the Economic Benefit determined under this Section 3.2 each Plan Year.

     3.3 REIMBURSEMENT. At the end of each Plan Year, the Trust shall reimburse the Company in an amount equal to the Economic Benefit.

     3.4 CASH PAYMENT. The Company shall annually pay to the Executive an amount necessary to pay the federal and state income taxes attributable to the imputed income from the economic benefit and to the additional cash payments under this section. In calculating the cash payments due from the Company, the Company shall use the Executive's actual marginal income tax bracket for the calendar year immediately preceding the payment to the Executive. If the Executive is employed by the Company upon the date the Executive reaches the Normal Retirement Age, the cash payments shall continue until Termination of Employment. In the event the Executive retires prior to the Normal Retirement Age, for reasons other than death or

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Disability, or ceases to be employed by the Company, for reasons other than death or Disability, prior to such age, the cash payments shall cease as of the date of such occurrence.

                                    ARTICLE 4
                                   ASSIGNMENT

     The Trust may assign without consideration all of its interests in the Policy and in this Agreement to any person, entity or other trust. In the event the Trust shall transfer all of its interest in the Policy, then all of the Trust's interest in the Policy and in the Agreement shall be vested in its transferee, who shall be substituted as a party hereunder and the Trust shall have no further interest in the Policy or in this Agreement.

                                    ARTICLE 5
                                     INSURER

     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    ARTICLE 6
                                    EXECUTIVE

     The Executive is not a party to this Agreement or to the corresponding Endorsement. Except as otherwise provided herein, the Executive shall have no rights, title or interest hereunder.

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                                    ARTICLE 7
                                CLAIMS PROCEDURE

     7.1 CLAIMS PROCEDURE. The Company shall notify the Trust, the Trust's transferee or beneficiary, or any other party who claims a right to an interest under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     7.2 REVIEW PROCEDURE. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes, entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 8
                           AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Trustee, or any assignee of the Trustee.

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                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 BINDING EFFECT. This Agreement shall bind the Trust and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

     9.2 NO GUARANTEE OF EMPLOYMENT. This Agreement is not a contract for employment. It does not give the Executive the right to remain in employment with the Company, nor does it interfere with the shareholders' rights to replace the Executive. It also does not require the Executive to remain in the employment of the Company nor interfere with the Executive's right to employment at any time.

     9.3 APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by and construed according to the laws of Kansas, except to the extent preempted by the laws of the United States of America.

     9.4 REORGANIZATION. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

     9.5 NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     9.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Trust as to the subject matter hereof. No rights are granted to the Trust by virtue of this Agreement other than those specifically set forth herein.

     9.7 ADMINISTRATION. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            (a)     Interpreting the provisions of the Agreement;

            (b) Establishing and revising the method of accounting for the Agreement;

            (c)     Maintaining a record of benefit payments; and

            (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     9.8    NAMED FIDUCIARY. The Company shall be the named fiduciary and plan

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administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

TRUST:                                               COMPANY:
THE ROBERT J. WEATHERBIE                             TEAMBANK, N.A.
IRREVOCABLE TRUST, DATED
JANUARY 18, 2002                                     By: /s/ d. Sue wilson
                                                         -----------------------

/s/ Kathy Lovig, VP & Trust Officer                  Title:  Sr. Vice President
--------------------------------------                      --------------------
TEAMBANK, N.A., TRUSTEE

The Executive accepts and agrees to the foregoing.

EXECUTIVE:

/s/ Robert J. Weatherbie
----------------------------
ROBERT J. WEATHERBIE